Exhibit 10.2

                    Cooperation Agreement for Lenovo Products


This Agreement is entered on March 24, 2004 by and between Lenovo (Shenzhen) Co., Ltd (hereinafter known as "Party A") and the Shenzhen Hengtaifeng Technology Co., Ltd (hereinafter known as "Party B").

WHEREAS:

Party B intends to become Party A's partner dedicating in sales of Lenovo products (hereinafter known as "Product"), and Party A agrees to accept Party B as its partner.

THEREFORE, the both parties hereto hereby reached the following Agreement based on the principal for mutual rewarding and beneficial relationship, and are committed to the performance of and compliance with all the terms and conditions of this Agreement.

I:     Definitions

Unless otherwise specified by the both parties, the following terms under this Agreement and its Appendices shall indicate the meanings as provided below:

1. Partner: Those entities that have signed this Cooperation Agreement for Lenovo Products and its Appendices with Party A to establish a stable cooperation relationship with Party A.
2. Products: Any products that Party B purchases according to the Product Policy directly from Party A or indirectly from other partners of Party A for sales to third parties, including the products under Party A's own brands, as well as those products which are under other brands but are bundled together with Party A's own products for tie-in sales.
3.   Users: Citizens and corporations who purchase the Products
4. Agency Price: The price at which Party A sells its Products to the Partners, or the price at which the Partners sell the Products to each others.
5.   Media Price: The unified price of the Products publicized in medias
6. The Lowest Retail Price: The lowest price at which the Partners sell the Products to individual users, which is to be published by Party A.
7. The Lowest Sales Price: The lowest price at which the Partners sell the Products to users other than the individual users, which is to be published by Party A.
8. Sales Discount: The price discounts that Party A may grant to Party B based on factors such as Party B's purchase volume and price fluctuation.


II:   Establishment of the Cooperation Relationship


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1.   During the term of the cooperation, Party B may, upon Party A's written authorization, use Party A's name and logo, but such authorization is only limited to the commercial activities that are related to the performance of this Agreement. Without Party A's written consent, Party B shall never allow any third party to use Party A's name and logo. Party B has no right to bring out any objection against or any modification request on Party A's name and logo. Upon termination of this Agreement, Party A shall stop using Party A's name and logo immediately. Party B has the responsibility to report to Party A regarding any third party's conducts that may infringe Party A's rights and benefits on its name and logo.
2. Party B shall not indicate or imply that it has any special relationship with Party A beyond the cooperation relationship defined in this Agreement by using those words with exclusive connotations such as "Lenovo's General (Exclusive/Sole) Agency in XXX", "Lenovo XXX Sales Center" or "Lenovo XXXX Training Center" or by any other methods. When using Party A's name and logo, Party B shall not intentionally make the Users mistakenly perceive it as Party A or Party A's offices, branches or subsidiaries by hiding Party B's own name and highlighting Party A's name & logo or by using other misleading means.
3. During the term of the cooperation, if the parties hereto need to cooperate with each other for any special projects to better serve the Users, such cooperation relationship and any actions carried out based on such cooperation relationship shall still be subject to the terms and conditions of this Agreement.

4. Except for the cooperation relationship expressively described in this Agreement and its Appendices, Party A and Party B are independent of each other, and shall take no legal responsibilities for any other conducts of the other party.


III:  Rights and Obligations of Party B

1. Party B shall, according to Party A's request, make their best efforts to promote the sales of the Products, perform its obligations specified in this Agreement and the Appendices, and conduct its business based on the principles of fairness and integrity.
2. Unless with the written consents from the both parties, Party B has no right to provide the Products or services to the Users or carry out any other civil activities under Party A's name.
3. Party B shall help protect Party A's rights and benefits by NOT carrying out any marketing activities against Party A's rights and benefits or adopting any market operation strategies that may conflict with Party A's rights and benefits.
4. Before the expiration of the Agreement and during the renewal period, Party B shall operate its business independently by recruiting new employees, developing sub-distributors or other partners, monitoring and taking responsibilities for these sub-distributors or other partners.
5. Upon Party A's request, Party B shall provide to Party A the qualification documents relating to its own operations, and ensure these qualification documents are true, legal and valid. The said qualification documents include but are not limited to the Business License, Organization Code Certificate and Taxation Registration Certificate that have been duly verified in annual inspections, as well as the photocopies of the ID card of the legal representative of the company, etc.


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6.   Party B agrees and undertakes:
(1) to establish its own sales team and to invest with necessary funds and personnel to ensure the performance of its obligations and the successful sales of the Products;
(2) to provide market demand information to Party A and feedback with users' complaints about Party A's Products, and help Party A deal with the users' complaints or act on behalf of Party A according to Party A's reasonable request to deal with the users' complaints in a timely and appropriate manner;
(3) to provide to the users the presentations, pictures and samples relating to the Products as well as other information, materials and items provided by Party A for sales purpose; to promote the Products and Party A's brand using proper methods (such as participating in the industry fairs or exhibitions)
(4) according to the specifications in the Appendices or Party A's request, to order the Products, pay the Product prices, carry out necessary procedures to accept the goods, and provide Product-related services to the users;
(5) the Products will only be sold to the customers in mainland China. When selling the Products or carrying out marketing activities relating to the sales of the Products, Party B shall comply with all relevant laws, regulations and rules as well as the sales policies Party A may publish from time to time, and shall not carry out any conducts in any forms that may cause harm to Party A or Party A's brand.


IV:   Rights and Obligations of Party A

1. Party A has the right to carry out a "business verification" on Party B's business operation level. Should the result of this "business verification" falls below Party A's requested standard, Party A will be entitled to cease providing the Products to Party B till the termination of this Agreement, and will be entitled to request other partners to cease providing Products to Party B and to stop cooperation;
2. Party A shall provide the Products to Party B according to the valid orders or sales contracts confirmed by both parties. Party A may determine the proper transportation methods at its own discretion, and according to the Party B's delivery information, deliver the Products to the delivery place specified by Party B;
3. Party A has the right to replace the Product ordered by Party B with other Product of higher configurations at the same price;
4. When Party B's sales activities breach the stipulations of the Agreement and its Appendices, or when Party A based on certain information believes that Party B's sales activities have already caused or will cause adverse effect to the market, Party A will be entitled to cease providing the Products to Party B, and shall also have the right to request other partners to cease providing the Products to Party B;
5. Party A shall help protect Party B's rights and benefits by NOT carrying out any sales programs or adopting any market strategies that may conflict with the terms and conditions set out in this Agreement and its Appendices;
6. During the effective period of the Agreement, Party A shall provide relevant support and incentive reward to Party B as stipulated in the Agreement and its Appendices.


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7.    Unless with the written consents from the both parties, Party A has no right to provide the Products or services to the Users or carry out any other civil activities under Party B's name.

8. Party A shall perform its obligations specified in this Agreement and the Appendices and conduct the business based on the principles of fairness and integrity. Party A agrees and undertakes:

      (1) to provide to Party B all relevant information and materials relating to the Products, and to provide assistance in Party A's marketing efforts;

      (2) to provide to Party B all relevant technical supports relating to the Products;

      (3) to provide to Party B the relevant technical trainings, Product trainings as well as the trainings regarding Party A's sales model;

      (4) to provide to the Users the after-sales maintenance services through its authorized maintenance organizations; (5) to receive and deal with in a timely manner any complaints lodged by Party B against Party A's employees;


V: Party B's Sales Activities

1. Party B shall not sell the Products at a price below the Lowest Retail Price and the Lowest Sales Price. When marketing the Products using advertisement means, Party B shall follow the Media Price. Unless otherwise agreed by the both parties, Party A shall use the current Agency Price when selling Products to Party B;
2. Party B shall cooperate with Party A to maintain a favorable market environment for the Products, and shall strictly follow the price standards published by Party A without making any changes to the prices on its own;
3. In the case that Party A requests Party B to cease providing the Products to any partners or users who breach the agreements or cause disturbance to the market environment, Party B shall give its full cooperation;
4. Unless otherwise agreed by the both parties, Party B SHALL NOT alter the internal or external packages of the Products, attach any misleading appendages on the internal or external packages, or replace, add/deduct or destroy any materials or accessories attached to the Products upon dispatch from the production plant;
5. Party B shall not use any deceiving or threatening means to sell the Products, to suppress users' complaints or to refuse users' reasonable requests for maintenance;
6. Party B should be held liable if it fails to perform its obligations under this Agreement, and should provide the indemnity to Party A according to the actual amount of losses if any damage is incurred by Party A; In the case of serious violation to the obligations under this Agreement by Party B, Party A will be entitled to terminate this Agreement.


VI:   Liability for Breach and The Termination of The Agreement

1. Both parties hereto shall perform and observe all the terms and conditions of the Agreement and its Appendices. In the case of any breach of the


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     Agreement and its Appendices by one party, and upon the other party's notice requesting a remedy, the breaching party shall stop its violation activities immediately, and indemnify the other party for the loss it may have incurred;

2. If Party B fails to pay to Party A by the specified payment date, Party A will be entitled to request Party B to pay a penalty fee according to the penalty fee ratio previously agreed by the both parties or according to the highest ratio allowed by law, whichever is higher. In the case that the penalty fee ratio specified in the Product Policy is different from that in other Appendices, the ratio in the Product Policy shall prevail as the standard for execution;

3. Party A and Party B may agree for other liabilities for breach of the Agreement besides the liability specified in this section. However, Party A shall not be held liable for any indirect, contingent and consequential losses incurred by Party B during its cooperation with Party A;

4. If any party breaches the obligations or undertakings under this Agreement, the other party shall be entitled to terminate the Agreement before its due expiration;

5. When there is any change to the control power or ownership of Party B or Party B's affiliate companies, or in the events of bankruptcy, liquidation or other significant changes in other operational situations of Party B or Party B's affiliate companies, Party A shall be entitled to take the following actions:
      (1)   To cease providing the Products;
      (2)   To deliver the Products only after receiving the payment in account;
      (3)   To request Party B to provide guarantees;
      (4)   To terminate this Agreement.

After termination of this Agreement, Party B shall, within 15 days of such termination, return to Party A all the relevant materials and items previously provided to Party B by Party A.

VII:  Transfer of Ownership and Risks

1. During the effective period of the Agreement, the ownership of the Product purchased by Party B will be transferred from Party A to Party B after Party B pays the full amount of the Product price to Party A;
2. The risks, such as loss or destruction of the Product, will be transferred to Party B from the day when Party B or Party B's consignee receives the Product.


VIII: Obligations for Confidentiality

1. During the effective period of the Agreement and within three years after termination/expiration of the Agreement, without the written consent from the other party, any parties shall not in any form disclose the execution of this Agreement, the content of this Agreement, and the other party's information it may obtain during the performance of this Agreement;
2. Without Party A's written consent, Party B shall not disclose to any third party the prices at which it conducts the transactions with Party A.


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IX:   Force Majeure

1. Matters of Force Majeure indicate the objective situations that are not foreseeable when Party A and Party B are establishing this Agreement and whose occurrence and consequences are unconquerable and inevitable.
2. If any party fails to fully and partly perform its obligations under this Agreement due to any cause of Force Majeure, the party affected by such cause of Force Majeure shall not be held responsible for its breach of the Agreement. However, the affected party should inform the other party of such Force Majeure matters immediately, and shall present relevant certifications provided by concerned governmental authorities or notarization organizations to prove the occurrence of the Force Majeure matters.
3. After the cause of Force Majeure is eliminated, if the party that was affected by the Force Majeure matters can continue to execute the Agreement, it shall inform the other party immediately. If the other party agrees to continue executing this Agreement, the affected party shall then continue to execute the Agreement.
4. If the Force Majeure matters take place after any party has delayed performing its obligations, the affected party will not be exempt from its liability.


X: Dispute Resolution and The Governing Law

1. If there is any dispute arising out of or in connection with the execution and performance of the Agreement, both parties hereto shall try to settle it by amicable negotiations. If the negotiations fail to settle the dispute, the parties may bring out a lawsuit in the court with proper jurisdiction in the place where Party A's premise is located.
2.   This Agreement shall be construed using laws of People's Republic of China.


XI: Miscellaneous

1. If any terms or conditions of this Agreement is deemed invalid by any authorities with proper jurisdiction, the rest part of the Agreement shall still stay in full force.
2. When the important information of a party (such as the address, accountant number and legal representatives) are changed, which may affect the business cooperation between the two parties, such party shall inform the other party of such changes immediately.
3. Without the consent from the other party, neither party shall transfer this Agreement and the rights and obligations under this Agreement to any third party including their own affiliate companies. If this Agreement is transferred upon the consent from both parties, the transferor shall be responsible for the conducts of the transferee, and shall undertake the joint discharge liability for any debts that may arise in execution of this Agreement.
4. The Appendices of this Agreement shall have the same legal binding force as the Agreement itself. If there is any conflict between the Agreement and the Appendices, the terms and conditions in the Agreement shall prevail. The Appendices of this Agreement include but are not limited to:


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      (1)   Business Terms
      (2)   Product Policy Terms
      (3)   Orders and sales contracts signed for specific transactions
      (4) Documents created for supplements or amendments of this Agreements and its Appendices
5. This Agreement is made in two duplicates, and each party holds one duplicate copy with same legal binding force.
6. Any supplements and amendments to this Agreement can only be made in written documents with stamps sealed by both parties of the Agreement. Such documents are an integral part of this Agreement with legal binding force.
7. This Agreement is entered into effect from April 1, 2004, and shall expire on March 31, 2005. If both parties agree to extend the cooperation relationship after March 31, 2005, this Agreement will still stay in effect before the parties sign a new cooperation agreement. However, this Agreement will not continue to stay in effect after March 31, 2007 the latest. During the effective period of the Agreement, the parties will sign the Appendices such as the Business Terms and the Product Policy Terms in succession. If Party B does not agree with and sign on the Business Terms and the Product Policy Terms, this Agreement will be terminated.


Party A:        Lenovo (Shenzhen) Electronics Co.,Ltd [Sealed with the stamp]
Signed and with a corporate seal
Dated:          March 29, 2004


Party B:        Shenzhen Hengtaifeng Technology Co.,Ltd [Sealed with the stamp]
Signed and with a corporate seal
Dated:          March 25, 2004


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             Business Terms of Lenovo Products Cooperation Agreement

I.    Constitution of The Agreement and Its Binding Force

As an Appendix to the Lenovo Products Cooperation Agreement, the Business Terms shall be binding force upon and be complying with by all parties under the Agreement.


II.  The Rights and Obligations of Party A and Party B

1. Party B shall, via the e-business system specified by Party A, provide to Party A all the basic information required for the execution of the Agreement and its Appendices, and is responsible for the authenticity of such information.
2. In the case that Party A and Party B had already established the cooperation relationship before execution of the Lenovo Products Cooperation Agreement and that Party B had already provided the basic information to Party A, after the Lenovo Products Cooperation Agreement is entered into effect, Party A will continue to use such basic information for the execution of the Agreement if Party B does not change its basic information via the e-business system specified by Party A.
3. After communication and negotiation with Party A, Party B can officially submit its orders for Products to Party A. Upon confirmation by Party A, these order for Products will be deemed valid and become a part of the Agreement, and shall be subject to the terms and conditions of the Agreement. Party B's order for Products, once submitted, shall have binding force upon Party B itself.
4. If Party B provides fake information (such as the fake license, stamps, certificate, fake bank remittance receipts, and fake sales contracts) to Party A, Party A should be entitled to terminate the Agreement.
5. For the liability for breach of agreements and the business operation details, please refer to the LENOVO BUSINESS GUIDELINES. Party B agrees with the stipulations regarding its liability set forth in the GUIDELINES.


III. Products Ordering

1.    Method of ordering
      (1) Party B places an electronic order to Party A on Lenovo's e-business website at: http://agent.lenovo.com;
      (2) Party B places a paper-based order to Party A according to the order format published on Lenovo's e-business website;

      When placing the order using method (1), Party B needs to fax to Party A a paper-based copy with the corporate stamp sealed on it, or "sign" on the


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      electronic order using the digital certificate. If the fund verification is in process when Party B is placing an order, the order can be successfully submitted only after it is verified to possess sufficient fund. For the detailed operations of the electronic orders and other important notices, please refer to the Electronic Order Operational Guidelines provided by Party A.

2. If the following terms have been clearly defined by Party A or Party B in the orders, the definition in the orders shall be followed; If they are not defined or only have ambiguous definitions, the following stipulations shall be observed:

      (1) The Goods: Party B shall clearly specify the name, model and major parameters of the Products in its orders. If these are not specified or are only specified with ambiguous information, the goods finally delivered will then be deemed to have met the requirements.

      (2) The Quantity: Party B shall clearly specify the quantity of the ordered Products in its orders.

      (3) The Price: Party B shall clearly specify the unit prices and the total price of the ordered Products in its orders.

3. Without Party A's permission, Party B can not withdraw or alter the orders once they are submitted, otherwise it will be deemed as breach to the Agreement and Party B will be held liable for such breach. If Party B, after submitting an order, fails to carry out the follow-up procedures as prescribed and consequently impedes Party implementing such order, it will be deemed as that Party B has withdrawn such order, and in that, Party B shall pay to Party A a certain amount of penalty fee as agreed previously.

4. If fund verification is performed after confirmation of Party B's order, but Party B fails to remit the money for such order within specified period of time, Party A will be entitled to carry out the withdrawal operation with the unpaid order and request Party B to pay the penalty fee as agreed previously.

5. Party B shall, via Party A's e-business system, provide market forecast and place orders to buy Party A's listed Products. Party B may modify the market forecast it has provided to Party A.

6. If Party A requests Party B to share with Party A its business data relating to Party A in order to enhance the overall operation efficiency of the both parties, Party B shall cooperate to provide these accurate business data. Party B who provides the requested data in a timely and accurate manner as required by Party A will receive some rewards from Party A. If Party B fails to do so, Party A may hold Party B liable for breach.

7. If the cooperation between the two parties develops smoothly, Party A may, upon Party B's consent, conduct transactions with Party B on a "Payment after Delivery" (hereinafter referred to as "Sell on Credit") basis. In those cases, Party A may lower down or deduct the full or part of the rewards that were to be provided to Party B, thus to compensate Party B's increased operational cost due to the "Sell on Credit" practice. The cap on the credit amount and the method/ratio of lowering down/deducting the rewards shall be determined by Party A.

IV.   Payment of Goods

1. In the orders, Party B shall clearly specify the payment due date of such orders, and shall pay the due amount by the specified due date. If the due date is unspecified or not clearly specified, Party B is supposed to pay the full amount in lump sum within one working day of the delivery of the ordered goods.


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2.    Party A may issue the invoices upon shipment. But both parties hereby confirm that: such invoices shall not be deemed as the voucher certifying that Party B has made the payment.
3. If Party A fails to pay for the goods by due time, Party A will be entitled to stop the shipment of goods to Party B, and shall not be held liable for such delay of delivery. If Party B's payment is delayed for not more than three days (including the third day), a penalty fee at 4/10000 of the overdue amount for each day past due will be imposed starting from the first day past due; If Party B's payment is delayed for more than three days, a penalty fee at 4/10000 of the overdue amount for each day past due will be imposed starting from the day Party A starts the sales of the involved goods.
4. Party B shall inform Party A in written form once it has remitted the payment for goods. Party A writes off the corresponding amount in Party B's "Account Payable" according to the order number provided by Party B. If Party B does not provide the order number, or provides a wrong order number, which makes Party A unable to write off in the "Account Payable" and leads to the delay of Party B's payment for goods, Party B shall be held liable for such delay.
5. If the invoice can not be used to countervail the tax for any reasons other than Party A's fault, Party A will not change the invoice or re-issue new invoice. If the invoice can not be used to countervail the tax due to Party A's fault, Party B shall contact Party A within 10 days of receipt of such invoice and mail back the invoice to request change. Any invoice mailed back after the specified date will not be changed; The Add-Value Invoice which Party B requests for change must bear the "Unable to Verify" stamp sealed by the taxation bureau, otherwise Party A will not agree to change it. A the beginning of each month, Party B shall check the transaction records and the invoices of previous month according to the Account Checking Sheet provided by Party A, and after verifying the accuracy and completeness of the data, shall seal with its corporate stamp/financial stamp on such Account Checking Sheet and fax it to Party
      A. If Party B does not verify and return such Account Checking Sheet within specified time limit, Party A will be entitled to cease providing the Products to Party B until Party A receives Account Checking Sheet verified by both parties.


V.    Sales Discount

1. If the cooperation between the both parties develops smoothly, Party A may, according to the Agreement, provide incentive reward to Party B in the form of sales discount. The constitution of such sales discount will be agreed by both parties in the Product Policy Terms.
2. In the Product Policy Terms, the sales incentive reward is calculated based on Party B's total purchase volume from Party A (L,) consisting of two parts of net values - the value of the sales invoice issued by Party A, and the sales discount
3. After the termination of the cooperation, the unused sales discount will become void, and Party B has no right to request Party A to cash it.
4. The sales discount is only applicable for Party B's purchase of Party A's Products. The sales discount generated based on the Product Policy Terms of a Product can only be used for purchase of the same Product. The sales discount amount for each order can not exceed 15% of the total amount of such order.


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VI    Shipment and Delivery of The Goods

1. Party B shall clearly specify the expected delivery time in its order. If the delivery time is unspecified or not clearly specified, the actual delivery time will be deemed as having met the requirement.
2. Party B shall clearly specify the expected shipment method in its order. If the shipment method is unspecified or not clearly specified, Party A will be entitled to choose any shipment method it may deem appropriate, and deliver the goods to the First Delivery Address that Party B registers in Party A's e-business system.
3. Party A may, according to Party B's request in its order, deliver the goods to an address other than the First Delivery Address, or take any special shipment method as requested by Party B, provided that Party B will undertake the additional freight arising. The freight will be calculated based on the standard rates published by Party B for that period of time. Party A has the right to request Party B to pay the freight in cash, or may deduct the freight from Party B's payment for goods or from its sales discounts.
4. Party B may entrust other carriers to deliver the goods according to the delivery information that Party B has provided to Party A.
5. For "door-to-door" shipment, the goods will be delivered in a manner of "delivery beside the vehicle" - Party A delivers the goods to the delivery address specified in the order (free delivery), and Party B shall, after checking and verifying the intactness and completeness of the goods, seal on the delivery checklist with the Special Goods Delivery Stamp (that has been registered with Party B) or with its corporate stamp, or sign on the delivery checklist by the contact person specified in the order and provide the photocopy of the ID Card of such contact person. By this, the delivery is deemed completed and concluded. After the completion of delivery, Party B shall be responsible for moving the goods into its stock house on its own. If Party B does not carry out the aforementioned delivery-acceptance procedure, Party A will then be entitled to carry the goods back and request Party B to undertake any losses that may be caused.
6. For shipment methods other than the "door-to-door" shipment, the goods will be delivered in a manner of "railway station (or airport) delivery" - Party A delivers the goods to the closest railway station (or airport) in the city (county) in which Party B's registered delivery address (free delivery) is located, and sends the collection voucher (bill of lading) to Party B. By this, the delivery is deemed completed and concluded. Party B shall go to the railway station (or airport) with the collection voucher to pick-up the goods on its own.
7. When the goods is delivered to the delivery address specified in the order, Party B shall check and verify the intactness and completeness of the goods, carry out all the relevant procedures and confirm its acceptance of the delivery in a timely manner. If Party B refuses to accept the delivery, Party A then is entitled to carry the goods back and request Party B to undertake any losses that may be caused. If Party B finds a part of the goods is defective when checking and verifying, the rest part of the goods which is not defective shall not be refused. If Party B refuses to accept the rest part of the goods which is not defective, Party A will be entitled to carry the goods back and request Party B to undertake any losses that may be caused. The aforementioned


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      expenses and losses will be deducted by Party A from Party B's payment for goods or from its sales discounts, and meanwhile Party A will be entitled to ceasing providing Products to Party B until Party B pays off all the aforementioned expenses and losses.
8. Party B shall carry out the checking and acceptance procedure together with the carrier. It shall not sign for acceptance before the package quantity and Product names of the goods are verified and confirmed correct; If Party B notices any suspicious conditions such breakage of package or unexpected weight loss, it shall check the goods with the carrier, record the conditions on papers, and ask the carrier to sign (or seal) on it to confirm. If the shipment is made by train or by air and Party B itself is responsible for picking up of the goods, Party B shall also present the reports for the joint-checking results provided by the involved railway or air forwarder. In these cases, Party B shall inform Party A of such situation within two working days of "delivery-beside-vehicle" or picking up the goods from the railway station or airport, and failure of informing of the situation within this time limit will be deemed as Party B's acceptance of the delivery.
9. If Party B discovers that any Product is defective or any attached documents or spare parts is defective/missing, it shall inform the Party A when checking the goods at delivery or within one week of acceptance. If the defectiveness meets standard of "Defectiveness at First Opening of The Box" as specified in the Product Policy Terms, the defective Product will be disposed of as so. However, if Party B fails to inform Party A of such situation, it will be deemed that the Product quality has been verified and accepted.


VII.      The Services

1.        Party B's Principles of Services for Users

      (1) When users are purchasing the listed Products, Party B shall take its initiative to accurately introduce to the users the Lenovo's Product Maintenance Policy and the Service Commitments, and inform them of the authorized Lenovo Products maintenance organizations or training organizations (including their names, addresses and contact phone numbers) in nearby places. If Party B is not Party A's authorized maintenance organization, it shall not use any misleading descriptions to make the users believe it is an authorized Lenovo Products maintenance organization.
      (2) If any listed Product requires checking and test running by opening the package box, Party B shall conduct the testing running when selling out such Product and ask the buyers to sign to confirm. Party B shall help every PC buyer register on Party A's Sun Shine Website at http://www.Lenovo.com or through the Sun Shine Service Hotline 800-810-8888, which will enable the buyer to enjoy Lenovo's high quality services.
      (3) If Party B on its own undertakes to provide services, including but not limited to the addition/deduction/replacement of the listed Products or the software/hardware configuration of such listed Products, the complimenting away of other products, and other services beyond those services specified in the Standard Maintenance Service Commitment, Party B shall declare that such services are not


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            to be provided by Party A, and shall be responsible for any liability in connection with such undertakings.

      (4) Party B shall cooperate with Party A to deal with the users' complaints, or use other methods to assist Party A to solve any problems arising in services.
      (5) If Party B has developed its own non-Lenovo sales channels (identified by the product sales stamp) to sell Party A's Products, Party B shall restrain such channels to observe these service principles and to undertake following service obligations. Any violations by such channels will be considered as the violations by Party B, and in that case, Party B shall be held liable for such violations.

2.    Party B's Service Obligations

      (1) When the users are purchasing the products, Party B shall: make the introduction to the performance, use method, maintenance and quality guarantees of the goods; issue valid invoices (with all relevant information including PC name, model, dispatch number and purchase date, etc.) and the Quality Guarantee Certificate; provide all the documents listed in the packaged checklist, including the Product Specification, Quality Certificate and Maintenance Certificate, etc.; for personal consumers, write down all the dispatch numbers of the purchased Products on the valid invoices.
      (2) Party B shall remind the users to fill in all the product-specific data and to keep in a proper place the data and other information/materials (such as the Maintenance Certificate, Package Checklist) that the users would need to present when requesting services; Party B shall help the users how to find the relevant information (how to find the Package Checklist? The dispatch number can be found in the Package Checklist or on the bar code pasted on the back or side of the main frame of the PC).
      (3) When registering with or requesting maintenance from Party A on behalf of the user and upon the user's entrustment, Party B shall provide to Party A the authentic and valid user information and Product information (including the user' name, telephone number and the dispatch number of such purchase Product) according to Party A's request.
      (4) For those Products that meet the standards for returning or replacement, Party B shall carry out the returning or replacement procedures for the users according to the stipulations, and shall not intentionally delay or refuse without acceptable reasons.
      (5) If any user lodges complaint relating to the Products to Party B, Party B shall receive it immediately and deal with such complaint according to the service obligations specified in the Agreement. If the complaint falls into Party A's service scope, Party B shall try its best to pacify the users first. Party B shall record the user's requirement, and dial the Lenovo Sun Shine Service Hotline 800-810-8888 within 0.5 working days of receiving such complaint to inform Party A of the details. Party B has the obligation to cooperate with Party B to solve the problem and prevent it from deterioration, and shall not just ignore user's requirement.
      (6) If Party B on its own adds/deducts/replaces the Products or the software/hardware configuration of such Products, compliments away other products, and offers other services beyond those services specified in the Standard Maintenance Service Commitment, Party B shall first of all make sure the Product can function properly, shall issue to the users the corresponding configuration


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            certificates, valid invoices or service commitment documents, and shall keep its words by providing all the agreed services.

3.    Party B's Liability for Breach of Agreement

      (1) If Party B registers with or requests maintenance from Party A on behalf of users, and if it's verified by Party A's service organizations that Party B has provided fake user information and listed Product information (including but not limited to the purchase invoice, purchase date, product model, dispatch number and package checklist, etc.), Party A will annunciate this on Lenovo's master website, and Party B shall compensate the loss incurred by the user and Lenovo for failure of enjoying/offering the service caused by Party B's misconduct, and shall pay RMB 1,000 to Party A as the penalty.
      (2) If there is any upgraded complaint, serious complaint or damage to Party A's brand image resulted from Party B's misconduct, Party A, besides undertaking all the losses relating to dealing with user's complaints (such as the value depreciation of the replaced Products: calculated according to the relevant state regulations regarding the Quality Guarantee policies), shall pay RMB 1,000 - 2,000 as the penalty for the first time of complaint; RMB 2,000 - 5,000 for the second time of complaint; and RMB 10,000 - for the third time of complaint. Meantime, Party A will annunciate this on Lenovo's master website. If Party B's misconduct leads to user's complaint resulting in any damage to Party A's reputation (such as negative exposure on medias), Party A will be entitled to terminate the cooperation with Party B.
      (3) When the non-Lenovo channels (identified by the product sales stamp) developed by Party B itself are selling the Products, Party B shall still be subject to aforementioned liability.
      (4) In the case of violation against any other regulations in the service terms, Party B shall be held liable according to the relevant regulations in the Product Policy Terms.


Party A:        Lenovo (Shenzhen) Electronics Co., Ltd
Signed and with a corporate seal
Dated:          March 29, 2004


Party B:        Shenzhen Hengtaifeng Technology Co. Ltd
Signed and with a corporate seal
Dated:          March 25, 2004


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